Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Nadean Novogratz

Investor Relations

212-479-5295

Newcastle Announces Fourth Quarter & Year End 2010 Results

FINANCIAL RESULTS

Fourth Quarter 2010

New York, NY, March 1, 2011 – Newcastle Investment Corp. (NYSE: NCT) reported that in the fourth quarter of 2010, income applicable to common stockholders (“GAAP income”) was $197 million, or $3.18 per diluted share, compared to $17 million, or $0.31 per diluted share, in the fourth quarter of 2009.

GAAP income of $197 million consisted of the following: $26 million of net interest income less expenses (net of preferred dividends), $136 million of other income and $35 million representing the reversal of prior valuation allowances on loans net of impairment recorded on securities.

Other income was primarily related to a $124 million gain on the extinguishment of CDO debt and a $35 million net gain on the sale of investments, primarily offset by a $24 million one time non-cash mark-to-market loss related to an interest rate swap agreement in connection with the repurchase of the Newcastle CDO VI Class I-MM notes.

In the fourth quarter, Newcastle repurchased $316 million of CDO bonds for $190 million, recording a $124 million gain on the extinguishment of debt. Of the $316 million, $257 million represented all of the outstanding Newcastle CDO VI Class I-MM notes (the “Notes”), which were repurchased in December 2010 at a price of 67.5% of par. The Company purchased the Notes using a combination of restricted cash, unrestricted cash and proceeds from a new limited recourse repurchase facility. The $19 million repurchase facility has a one-year term and bears interest at a rate of LIBOR + 1.50%. Although the repurchase facility requires margin to be posted in the event that the value of the Notes decreases, recourse to the Company is limited to twenty-five percent of the then-outstanding balance of the repurchase facility. As of December 31, 2010, the recourse amount was $4.7 million.

Full Year 2010

In 2010, GAAP income was $657 million, or $10.96 per diluted share, compared to a loss applicable to common stockholders (“GAAP loss”) of $223 million, or $4.23 per diluted share, in 2009.

GAAP income of $657 million consisted of the following: $91 million of net interest income less expenses (net of preferred dividends), $282 million of other income, $241 million representing the reversal of prior valuation allowances on loans net of impairment recorded on securities and $43 million representing the excess of the carrying amount of exchanged preferred stock over the fair value of consideration paid.

Other income was primarily related to a $266 million gain on the extinguishment of CDO debt and $52 million of net gain on the sale of investments, primarily offset by a $37 million net loss related to the Company’s derivatives. In 2010, the Company repurchased $484 million of CDO bonds for $216 million, recording a $266 million gain on the extinguishment of debt.

For a reconciliation of income (loss) applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of GAAP results.

SUBSEQUENT EVENTS

In February 2011, Newcastle purchased the management rights with respect to certain C-BASS Investment Management LLC (“C-BASS”) CDOs pursuant to a bankruptcy proceeding for approximately $2 million. As a result, Newcastle became the collateral manager of certain CDOs previously managed by C-BASS and will earn, on average, a 20 basis point annual senior management fee on a portion of the total collateral, which is currently $1.3 billion.

In February 2011, two mezzanine loan investments with a total outstanding principal balance of $89 million were paid off in full. The payoff increased our restricted cash available for reinvestment by $61 million in CDOs VIII and IX and increased the Company’s unrestricted cash by $28 million.

Recently, Newcastle purchased $63 million current face amount of FNMA and FHLMC one-year ARM securities for $66 million. The Company financed the purchase with a $63 million repurchase agreement that has a three-month term.

Since year end, the repurchase facility financing the Newcastle CDO VI Class I-MM notes was reduced by $2 million, from $19 million to $17 million, through principal received on the underlying bonds.

RECOURSE DEBT FINANCING AND CASH

In the fourth quarter of 2010, the Company’s unrestricted cash decreased by $24 million, from $58 million to $34 million, mainly as a result of the repurchase of the Company’s CDO bonds, offset by the receipt of net operating cash flows.

Certain details regarding the Company’s cash and current financings are set forth below as of February 25, 2011, including the impact of the subsequent events mentioned above:

•	Cash – The Company had unrestricted cash of $58 million. In addition, the Company had $193 million of restricted cash available for reinvestment within its consolidated CDOs;

•

Margin Exposure – The Company had margin exposure of $17 million related to the financing of the Newcastle CDO VI Class I-MM notes (of which only $4 million is recourse) and $63 million related to the financing of FNMA and FHLMC securities.

The following table illustrates the change in cash and recourse financings, excluding junior subordinated notes ($ in millions):

	Feb 25, 2010	Dec 31, 2010	Sep 30, 2010
CDO Cash for Reinvestment	$193	$150	$147

Unrestricted Cash	58	34	58

Recourse Financings
Non-FNMA/FHLMC (non-agency)
NCT CDO senior bonds	4	5	—

Subtotal	4	5	—

FNMA/FHLMC Securities	63	—	—

Total Recourse Financings	$67	$5	$—

CDO FINANCINGS

The following table summarizes the cash receipts in the fourth quarter of 2010 from the Company’s consolidated CDO financings, their related coverage tests and negative watch assets ($ in thousands):

	Primary		Interest Coverage % Excess (Deficiency)	Over Collateralization Excess (Deficiency)						Assets on
	Collateral	Cash	February 25,	February 25, 2011 (2)		December 31, 2010 (2)		September 30, 2010 (2)		Negative
	Type	Receipts (1)	2011 (2)%		$	%	$	%	$	Watch (3)
CDO IV	Securities	$116	223.1%	-10.8%	(33,908)	-10.8%	(33,908)	-15.3%	(54,513)	$32,664
CDO V	Securities	143	165.6%	-8.3%	(30,319)	-8.3%	(30,319)	0.5%	1,991	43,003
CDO VI	Securities	115	-38.5%	-51.5%	(184,846)	-46.9%	(178,604)	-42.1%	(167,624)	45,637
CDO VIII	Loans	3,746	272.7%	7.3%	47,223	9.9%	63,954	16.2%	104,652	10,994
CDO IX	Loans	3,205	415.3%	14.2%	91,474	18.5%	119,317	16.5%	106,526	—
CDO X	Securities	6,555	122.4%	4.2%	50,929	4.0%	48,480	3.2%	39,543	133,925

Total		$13,880								$266,223

(1)	Represents cash received from each CDO based on all of the interests in such CDO (including senior management fees but excluding principal received from CDO bonds owned by the Company). Cash receipts for the quarter ended December 31, 2010 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before February 25, 2011, December 31, 2010, or September 30, 2010, as applicable. The CDO IV and V tests are conducted only on a quarterly basis (December, March, June and September).
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P or Fitch). Amounts are as of the determination date pertaining to December 2010 remittances for CDO IV and V (these tests are conducted only on a quarterly basis) and as of the determination date pertaining to February 2011 remittances for all other CDO’s. The amounts include $53 million of bonds issued by Newcastle, which are eliminated in consolidation and not reflected in the investment portfolio disclosures.

•	$2 million of the $14 million CDO cash receipts were senior collateral management fees, which were not subject to the related CDO coverage tests.

•	The cash receipts above also include $2.5 million of non-recurring interest and extension fees.

BOOK VALUE

In the fourth quarter of 2010, GAAP book value increased $344 million or $5.54 per share. As of December 31, 2010, GAAP book value was $(309) million or $(4.98) per share, compared to $(653) million or $(10.52) per share as of September 30, 2010.

DIVIDENDS

For the fourth quarter of 2010, Newcastle’s Board of Directors elected not to pay a dividend on its common stock. On January 6, 2011, the Board of Directors declared dividends on the Company’s Series B, Series C and Series D Preferred Stock for the period beginning May 1, 2010 and ending January 31, 2011. The Company paid total dividends of $1.828125, $1.509375 and $1.570313 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively. As of January 31, 2011, there were no unpaid dividends with respect to any of Newcastle’s Preferred Stock.

INVESTMENT PORTFOLIO

Newcastle’s $4.3 billion investment portfolio (with a basis of $3.0 billion) consists of commercial, residential and corporate debt. During the quarter, the weighted average carrying value on the December 31, 2010 portfolio changed from 67.0% to 70.3%, an increase of $145 million. The face amount of the portfolio decreased by $377 million, primarily as a result of principal repayments of $152 million, sales of $150 million and actual principal write-downs of $136 million, offset by purchases of $101 million at a weighted average price of 93% of par, a weighted average yield of 6%, a weighted average life of 4.6 years, and a weighted average rating of single A.

The following table describes the investment portfolio as of December 31, 2010 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Total Basis	Carry Value Amount $	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)
Commercial Assets
CMBS	$1,971	$1,265	42.7%	$1,301	261	BB	3.1
Mezzanine Loans	580	389	13.1%	389	17	64%	1.9
B-Notes	233	155	5.2%	155	9	77%	1.8
Whole Loans	31	31	1.0%	31	3	48%	2.8
Other Investment (4)	25	25	0.8%	25	1	—	—

Total Commercial Assets	2,840	1,865	62.8%	1,901			2.8

Residential Assets
MH and Residential Loans	428	371	12.5%	371	11,287	704	6.6
Subprime Securities	353	161	5.4%	178	88	B-	5.0
Real Estate ABS	66	43	1.5%	45	20	BB	3.6

	847	575	19.4%	594			5.7

FNMA/FHLMC Securities	3	3	0.1%	3	1	AAA	3.2

Total Residential Assets	850	578	19.5%	597			5.7

Corporate Assets
REIT Debt	317	316	10.7%	329	40	BB+	3.5
Corporate Bank Loans	309	208	7.0%	208	9	CC	3.4

Total Corporate Assets	626	524	17.7%	537			3.4

Total/Weighted Average (5)	$4,316	$2,967	100.0%	$3,035			3.4

(1)	Net of impairment.
(2)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time.
(3)	Weighted average life is based on the timing of expected principal reduction on the asset.
(4)	Relates to equity investment in a REO property.
(5)	Excludes unconsolidated CDO securities with a face amount of $123 million, as they are valued at zero in the current period, operating real estate held for sale of $9 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

The Company owns $2.8 billion of commercial assets (with a basis of $1.9 billion), which includes CMBS, mezzanine loans, B-Notes, whole loans and other investments.

•

During the quarter, the Company had $119 million of actual principal write-downs, sold $106 million, received principal repayments of $101 million and purchased $97 million of new CMBS assets with a weighted average rating of single A.

•

Regarding the Company’s CMBS portfolio, two securities or $10 million were upgraded (from a weighted average rating of A+ to AA), four securities or $24 million were affirmed and 60 securities or $486 million were downgraded (from a weighted average rating of BB- to CCC+).

•	The weighted average carrying value of these assets changed from 62.3% to 66.9%, an increase of $132 million in the quarter.

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carry Value Amount $	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs) (5)
Pre 2004	BB+	82	425,785	384,726	30.4%	362,743	5.7%	10.8%	2.3
2004	B+	61	417,733	245,642	19.4%	205,078	4.2%	6.0%	2.8
2005	B+	37	383,212	177,506	14.0%	210,487	5.3%	8.1%	3.2
2006	BB+	54	492,424	346,327	27.4%	390,691	4.5%	12.4%	3.5
2007	B+	24	203,871	66,699	5.3%	86,823	9.8%	11.5%	2.9
2010	BB	3	48,000	44,460	3.5%	44,912	0.0%	2.4%	9.8

TOTAL/WA	BB	261	1,971,025	1,265,360	100.0%	1,300,734	5.3%	9.5%	3.1

(1)	The year in which the securities were originally issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, which may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $204 million of CMBS assets that were on negative watch for possible downgrade by at least one rating agency as of December 31, 2010.
(3)	The percentage of underlying loans that are 60+ days delinquent, in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to the Company’s investments.
(5)	Weighted average life is based on the timing of expected principal reduction on the asset.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

Asset Type	Number	Face Amount ($)	Basis Amount ($)	% of Total Basis	Carrying Value Amount ($)	WA First $ Loan to Value (1)	WA Last $ Loan to Value (1)	Delinquency (%) (2)
Mezzanine Loans	17	579,579	388,510	67.7%	388,510	52.5%	64.0%	13.2%
B-Notes	9	233,132	154,760	26.9%	154,760	62.2%	76.6%	19.3%
Whole Loans	3	30,970	30,970	5.4%	30,970	0.0%	48.2%	0.0%

Total/WA	29	843,681	574,240	100.0%	574,240	53.3%	66.9%	14.4%

(1)	Loan to Value is based on the appraised value at the time of purchase or refinancing.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

The Company owns $850 million of residential assets (with a basis of $578 million), which include manufactured housing (“MH”) loans, residential loans, subprime securities, real estate ABS and FNMA/FHLMC securities.

•

During the quarter, the Company had actual principal write-downs of $17 million, received principal repayments of $24 million and sold $12 million of real estate ABS. The Company did not purchase any ABS assets.

•

Regarding the Company’s ABS portfolio, two securities or $9 million were upgraded (from weighted average rating of A to AA), no securities were affirmed and seven securities or $18 million were downgraded (from a weighted average rating of CCC to CCC-).

•	The weighted average carrying value of these assets changed from 69.9% to 70.3%, an increase of $4 million in the quarter.

Manufactured housing and residential loan portfolios ($ in thousands):

Deal	Average FICO Score	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date
MH Loans Portfolio 1	703	152,450	123,042	33.2%	123,042	111	327,855	1.3%	6.8%
MH Loans Portfolio 2	702	212,036	198,275	53.4%	198,275	140	434,743	1.4%	4.9%
Residential Loans Portfolio 1	715	59,604	46,235	12.5%	46,235	90	646,357	8.2%	0.3%
Residential Loans Portfolio 2	737	3,795	3,495	0.9%	3,495	74	83,950	0.0%	0.0%

TOTAL/WA	704	427,885	371,047	100.0%	371,047	122	1,492,905	2.3%	4.9%

(1)	The percentage of loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Subprime Securities portfolio ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Principal Subordination (3)	Excess Spread (4)
2003	B	15	19,154	10,649	6.6%	10,741	22.6%	4.0%
2004	B	28	82,845	28,277	17.5%	30,924	16.9%	3.9%
2005	CCC+	25	93,269	28,341	17.6%	36,520	28.2%	4.5%
2006	CCC+	10	83,095	46,425	28.7%	48,477	31.6%	4.8%
2007 & Later	B+	10	74,943	47,772	29.6%	51,344	19.5%	3.1%

TOTAL/WA	B-	88	353,306	161,464	100.0%	178,006	24.2%	4.1%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
2003	94	0.10	8.8%	19.7%	3.2%
2004	80	0.13	9.8%	21.0%	3.6%
2005	68	0.19	8.6%	33.0%	8.5%
2006	56	0.39	10.1%	31.4%	16.6%
2007 & Later	40	0.45	7.8%	19.7%	13.2%

TOTAL/WA	64	0.28	9.1%	26.3%	9.9%

Real Estate ABS portfolios ($ in thousands):

Security Characteristics:

Asset Type	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Principal Subordination (3)	Excess Spread (4)
Manufactured Housing	BBB+	7	35,137	34,101	80.3%	35,215	39.4%	1.5%
Small Business Loans	CCC	13	30,228	8,374	19.7%	9,963	15.1%	3.4%

TOTAL/WA	BB	20	65,365	42,475	100.0%	45,178	28.1%	2.4%

Collateral Characteristics:

Asset Type	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
Manufactured Housing	138	0.28	6.2%	2.3%	12.6%
Small Business Loans	75	0.54	6.7%	29.4%	7.2%

TOTAL/WA	109	0.40	6.4%	14.8%	10.1%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $96 million of subprime and ABS securities that were on negative watch for possible downgrade by at least one rating agency as of December 31, 2010.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to the Company’s investments.
(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Corporate Assets

The Company owns $626 million of corporate assets (with a basis of $524 million), including REIT debt and corporate bank loans.

•	During the quarter, the Company sold $32 million of REIT debt, received $27 million of principal repayments from REIT debt and purchased a $4 million corporate bank loan.

•

Regarding the Company’s REIT debt portfolio, no securities were upgraded, two securities or $27 million were affirmed and two securities or $27 million were downgraded (from a weighted average rating of BBB to BBB-).

•	The weighted average carrying value of these assets changed from 84.3% to 85.7%, an increase of $9 million in the quarter.

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $
Retail	BBB+	10	75,665	71,962	22.8%	81,911
Diversified	CCC+	8	71,036	71,613	22.7%	67,305
Office	BBB-	9	80,127	81,304	25.7%	83,869
Multifamily	BBB	3	12,765	12,818	4.0%	13,539
Hotel	BBB-	3	29,220	29,598	9.4%	30,785
Healthcare	BBB-	5	41,600	41,673	13.2%	44,215
Storage	A-	1	5,000	5,052	1.6%	5,360
Industrial	BB-	1	2,000	2,065	0.6%	1,986

TOTAL/WA	BB+	40	317,413	316,085	100.0%	328,970

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $
Real Estate	CC	3	35,898	34,021	16.3%	34,021
Media	CCC-	2	111,764	44,985	21.6%	44,985
Resorts	NR	1	116,649	86,649	41.6%	86,649
Restaurant	B	2	18,136	16,326	7.8%	16,326
Transportation	NR	1	26,990	26,384	12.7%	26,384

TOTAL/WA	CC	9	309,437	208,365	100.0%	208,365

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had no corporate assets that were on negative watch for possible downgrade as of December 31, 2010.

CONFERENCE CALL

Newcastle’s management will conduct a live conference call today, March 1, 2011, at 11:00 A.M. Eastern Time to review the financial results for the fourth quarter and year ended December 31, 2010. A copy of the earnings press release is posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com

All interested parties are welcome to participate on the live call. You can access the conference call by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Friday, March 11, 2011 by dialing 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside of the U.S.); please reference access code “44397805.”

ABOUT NEWCASTLE

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)
Interest income	$74,957	$74,833	$300,272	$361,866
Interest expense	40,942	51,256	172,219	218,410

Net interest income	34,015	23,577	128,053	143,456

Impairment
Valuation allowance (reversal) on loans	(47,219)	(68,086)	(339,887)	15,007
Other-than-temporary impairment on securities	(999)	77,077	101,398	603,768
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	13,206	17,870	(2,369)	(70,235)

	(35,012)	26,861	(240,858)	548,540

Net interest income (loss) after impairment	69,027	(3,284)	368,911	(405,084)

Other Income (Loss)
Gain (loss) on settlement of investments, net	34,810	3,650	52,307	11,438
Gain on extinguishment of debt	123,958	29,070	265,656	215,279
Other income (loss), net	(23,070)	(1,792)	(35,676)	682

	135,698	30,928	282,287	227,399

Expenses
Loan and security servicing expense	1,107	1,165	4,580	5,034
General and administrative expense	784	1,860	7,696	8,899
Management fee to affiliate	4,259	4,493	17,252	17,968

	6,150	7,518	29,528	31,901

Income (loss) from continuing operations	198,575	20,126	621,670	(209,586)
Income (loss) from discontinued operations	(194)	(222)	(8)	(318)

Net Income (Loss)	198,381	19,904	621,662	(209,904)
Preferred dividends	(1,395)	(3,375)	(7,453)	(13,501)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	43,043	—

Income (Loss) Applicable to Common Stockholders	$196,986	$16,529	$657,252	$(223,405)

Income (loss) Per Share of Common Stock
Basic	$3.18	$0.31	$10.96	$(4.23)

Diluted	$3.18	$0.31	$10.96	$(4.23)

Income (loss) from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid
Basic	$3.18	$0.32	$10.96	$(4.22)

Diluted	$3.18	$0.32	$10.96	$(4.22)

Income (loss) from discontinued operations per share of common stock
Basic	$—	$(0.01)	$—	$(0.01)

Diluted	$—	$(0.01)	$—	$(0.01)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	62,024,969	52,905,413	59,948,827	52,863,993

Diluted	62,024,969	52,905,413	59,948,827	52,863,993

Dividends Declared per Share of Common Stock	$—	$—	$—	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	December 31,
	2010	2009
Assets

Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$1,859,984	$1,784,487
Real estate related loans, held for sale, net	750,130	554,367
Residential mortgage loans, held for investment, net	124,974	—
Residential mortgage loans, held for sale, net	252,915	380,123
Subprime mortgage loans subject to call option	403,793	403,006
Operating real estate, held for sale	8,776	—
Other investments	18,883	—
Restricted cash	157,005	200,251
Derivative assets	7,067	—
Receivables and other assets	29,206	36,643

	3,612,733	3,358,877

Recourse Financing Structures and Unlevered Assets
Real estate securities, available for sale	600	46,308
Real estate related loans, held for sale, net	32,475	19,495
Residential mortgage loans, held for sale, net	298	3,524
Operating real estate, held for sale	—	9,966
Other investments	6,024	193
Cash and cash equivalents	33,524	68,300
Receivables and other assets	1,457	7,965

	74,378	155,751

	$3,687,111	$3,514,628

Liabilities and Stockholders’ Equity (Deficit)

Liabilities

Non-Recourse VIE Financing Structures
CDO bonds payable	$3,010,868	$4,058,928
Other bonds payable	256,809	303,697
Notes payable	4,356	—
Financing of subprime mortgage loans subject to call option	403,793	403,006
Repurchase agreements	14,049	—
Derivative liabilities	176,861	203,054
Accrued expenses and other liabilities	8,445	2,992

	3,875,181	4,971,677

Recourse Financing Structures and Other Liabilities
Repurchase agreements	4,683	71,309
Junior subordinated notes payable	51,253	103,264
Derivative liabilities	—	4,100
Due to affiliates	1,419	1,497
Accrued expenses and other liabilities	2,160	3,433

	59,515	183,603

	3,934,696	5,155,280

Stockholders’ Equity (Deficit)

Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 and 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 and 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	61,583	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 62,027,184 and 52,912,513 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	620	529
Additional paid-in capital	1,065,377	1,033,520
Accumulated deficit	(1,328,986)	(2,193,383)
Accumulated other comprehensive income (loss)	(46,179)	(633,818)

	(247,585)	(1,640,652)

	$3,687,111	$3,514,628

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Income (Loss) Applicable to Common Stockholders	$196,986	$16,529	$657,252	$(223,405)
Add (Deduct):
Impairment (including the reversal of prior valuation allowance on loans)	(35,012)	26,861	(240,858)	548,540
Other (Income) Loss	(135,698)	(30,928)	(282,287)	(227,399)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	(43,043)	—
Loss from discontinued operations	194	222	8	318

Net Interest Income less Expenses (Net of Preferred Dividends)	$26,470	$12,684	$91,072	$98,054